UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Solera National Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Solera Announces Offer to Implement ISS Report Recommendations

Quagliano Issues Second Press Release Touting ISS Report - Will He Agree to Accept Its Conclusions?

LAKEWOOD, Colo., May 20, 2014 - Solera National Bancorp, Inc. (SLRK) (“Solera,” the “Company,” “we,” or “us”), the holding company for Solera National Bank, today responded to a second proxy solicitation letter issued by Michael Quagliano trumpeting an analysis conducted by proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) regarding the proxy contest he has initiated to replace the Company’s board of directors. In his letter, he again cites criticism of the Company contained in the report, and the fact that ISS recommended that votes be withheld from four of the seven candidates recommended by the Company’s board. This time, however, he does not even bother to mention the fact that ISS has recommended that shareholders vote against not some, but all, of his nominees.

For months, we have attempted to engage in a constructive dialogue with Mr. Quagliano, only to be met with a categorical rejection of any arrangement that does not give him and his nominees, including his girlfriend and daughter, outright control of the Company, despite their obvious and profound lack of qualifications. Since he appears to place significant weight on the ISS report, we are now announcing our offer to fully implement the ISS recommendations:

(i) ELECT Company nominees John Carmichael, Ron Eller and David Roberts;

(ii) REJECT all of Quagliano’s nominees; and

(iii) REJECT Quagliano’s proposal to amend the bylaws.

Although not specifically addressed in the ISS report, we would also agree to nominate two to four additional directors who would be mutually agreed upon by the existing board and Quagliano, subject to regulatory approval, in order to adequately staff relevant board committees. Upon Quagliano’s acceptance of this offer, we are ready to quickly negotiate and enter into a definitive settlement agreement.

Our offer is being communicated to Mr. Quagliano contemporaneously with the issuance of this release. We will promptly disclose his response.

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No matter how many shares you own, your vote is very important to us. To follow the Solera board’s recommendations, shareholders should vote on the WHITE proxy card today FOR all the Company’s director nominees.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Solera’s proxy materials, please call
Alliance Advisors LLC at the phone numbers listed below.

ALLIANCE ADVISORS LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Banks and Brokers Call Collect: (973) 873-7721
Shareholders Call TOLL-FREE: (855) 737-3177

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.

Contact:    Solera National Bancorp, Inc.
John P. Carmichael, President & CEO
(303) 937-6422